Exhibit 99.1

AGY Holding Corp. Reports 2012 Fourth Quarter

And Full Year Consolidated Results

AIKEN, SOUTH CAROLINA - (April 1, 2013) – AGY Holding Corp. (“AGY” or the “Company”) today announced consolidated results for the three and twelve months ended December 31, 2012.

“During 2012, we continued to successfully move our sales mix towards a higher concentration of Advanced Materials, despite a challenging undercurrent in the market,” said Richard Jenkins, the Company’s interim Chief Executive Officer. “Our specific product and project business continued to exhibit strength, and we outperformed our S-2 sales goals for fiscal year 2012. We also continued to build on the improvements in operating performance by increasing production efficiencies, implementing enhanced manufacturing processes, and controlling costs, while focusing on delivering high quality products. As a result, our Adjusted EBITDA attributable to AGY Holding Corp. increased $3.8 million to $21.6 million for the full year 2012, or a 21% improvement compared to 2011.”

Summary Financial Performance	Three months ended December 31,		Year ended December 31,
($ in millions)	2012	2011	2012	2011

Net sales	$39.6	$42.1	$172.7	$183.7
Loss from operations	(5.2)	(39.5)	(21.2)	(43.0)
Net loss	(11.2)	(45.7)	(44.9)	(66.8)

Net loss attributable to AGY Holding Corp	(10.9)	(34.0)	(40.2)	(54.5)
Non-GAAP measures:

EBITDA(1)	(2.6)	(35.2)	(9.9)	(26.5)

Adjusted EBITDA(1)	2.1	4.3	23.0	19.8

Adjusted EBITDA attributable to AGY Holding Corp.(2)	2.0	3.9	21.6	17.8

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	4.9%	9.3%	12.5%	9.7%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net loss (income) determined under GAAP.

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest in AGY Asia (as defined below).
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.

Fourth Quarter 2012 Financial Highlights

Net Sales

•

Consolidated net sales decreased $2.5 million, or 5.9% , from $42.1 million in the fourth quarter of 2011 to $39.6 million in the fourth quarter of 2012, which consists of $34.0 million of sales reported by the AGY US business segment (“AGY US”) and $5.6 million of sales reported by the AGY Asia business segment (“AGY Asia”). AGY US net sales in the fourth quarter of 2012 decreased $1.5 million, or 4.2%, compared to the fourth quarter of 2011. AGY Asia’s contribution to consolidated net sales in the fourth quarter of 2012 decreased $1.0 million, or 15.2%, compared to the fourth quarter of 2011 (after accounting for the elimination of intercompany sales).

•

The decrease in AGY US net sales was primarily driven by lower sales volumes, offset by continued favorable mix gains resulting from a greater focus on sale of specialty materials and product rationalization efforts. In this connection, AGY US continued to improve its average selling price during the fourth quarter of 2012, which represented a 14.2% increase compared to the same period of 2011.The lower sales volume resulted primarily from reduced demand in the defense, automotive and construction end-markets. Continuing weak market conditions and global economic uncertainty required many customers to reduce inventory holdings in the supply chain of key applications.

•

The decrease in AGY Asia net sales was primarily driven by lower sales volumes as a result of lower production available for sale during the furnace rebuild that occurred at the end of the fourth quarter of 2012.

Operating Results

•

Consolidated loss from operations was $5.2 million for the fourth quarter of 2012, compared to a loss of $39.5 million for the same period in 2011. Adjusting for the impact of a $1.3 million increase in restructuring charges, a $1.0 million gain recognized in 2011 on the sale of some precious metals by AGY US and a $37.4 million decrease in long-lived assets and trademarks impairment charges, AGY US and AGY Asia operating results decreased by $1.2 million and increased by $0.4 million, respectively, in the fourth quarter of 2012 compared to the same period of 2011.

•

Quarterly operating results for AGY US decreased year-over-year, primarily due to lower sales volumes, as noted above. Additionally, results were negatively impacted by an increase in noncash costs of goods sold resulting primarily from indirect cost absorption related to the fourth quarter of 2012 inventory depletion compared to an inventory increase during the same period of 2011, and from higher metal operating losses due to accelerated timing of metal recoveries in late 2011. However, AGY US was able to partly offset these negative factors by lowering its manufacturing and selling, general and administrative expenses through operational efficiency improvement projects and cost control initiatives in a more stable manufacturing environment. AGY Asia operating results for the fourth quarter of 2012 improved year-over-year, primarily due to lower depreciation expense resulting from a lower carrying value after the impairment charges recorded against the AGY Asia long-lived assets in 2011 and during the third quarter of 2012. Partially offsetting this gain was lower sales volumes, as noted above, and inflation in labor and energy costs at the AGY Asia manufacturing facility in Shanghai, China.

Adjusted EBITDA

•

Adjusted EBITDA attributable to the Company (which excludes the portion of Adjusted EBITDA attributable to the 30% non-controlling interest in AGY Asia) was $2.0 million for the fourth quarter of 2012, compared to $3.9 million in the fourth quarter of 2011. Primarily as a result of the aforementioned factors, including lower sales volumes and the increase in noncash cost of goods sold, which were offset only partially by lower operating costs, AGY US fourth quarter 2012 Adjusted EBITDA of $1.7 million decreased $1.3 million as compared to the fourth quarter of 2011 and AGY Asia fourth quarter 2012 Adjusted EBITDA attributable to the Company of $0.2 million decreased $0.7 million as compared to the same period in 2011.

Balance Sheet and Liquidity

•

As of December 31, 2012, AGY US’s cash balance and total debt, net of cash, were $0.2 million and $214.2 million, respectively. Compared to December 31, 2011, the $17.6 million increase in net debt was primarily attributable to the payment of $8.8 million of restructuring fees, $3.1 million in debt issuance costs and restricted cash to provide collateral support for equipment leases in conjunction with the amendment of AGY US’s credit facility in June 2012, $3.4 million of negative operating cash flows (which includes the payment of $20.4 million of interest on the senior secured revolving facility and the senior second lien notes) and $2.3 million of capital spending. As of December 31, 2012, AGY US had total liquidity of approximately $10.6 million.

•

As of December 31, 2012, AGY Asia’s cash balance and total debt, net of cash, were $3.5 million and $39.0 million, respectively, representing a $3.2 million decrease in net debt compared to December 31, 2011. As of December 31, 2012, AGY Asia had total liquidity of approximately $3.5 million, consisting only of unrestricted cash as access to undrawn borrowing availability under the AGY Asia financing agreements has terminated. After several amendments to the term loan amortization schedule negotiated in 2012 with the lender, AGY Asia has mandatory repayment obligations of $23.0 million in 2013, of which $16.9 million is due in April 2013, which we will not be able to satisfy and will create a default under the term loan facility and a potential acceleration of the $27.4 million of outstanding debt if the lender does not amend the term loan to revise the amortization. The lender also retains the right to accelerate the loan repayment at any time if no substantial progress is made towards a refinancing, recapitalization or change in control of AGY Asia. In addition, the working capital loan facility under the AGY Asia financing documents matures in April 2013 and AGY Asia has sought a waiver of compliance with the covenant requiring a debt-to-assets ratio of no more than 60%, which was not met at December 31, 2012. The lender has not responded yet to AGY Asia’s request for waiver. AGY continues to explore opportunities to sell AGY Asia and is currently negotiating with a potential buyers and the lender under the AGY Asia financing documents regarding the terms of a possible sale transaction.

Fourth Quarter Conference Call

The Company will hold a conference call to discuss the fourth quarter 2012 results and respond to questions. The details for the call are as follows:

Date: April 1, 2013

Time: 11:00 a.m. EST

Dial-in number: 866-939-3921 or 678-302-3550

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-939-0581 or 678-302-3540, and when prompted, enter PIN – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 20130326443734#. The rebroadcast will be available for thirty days, or through April 30, 2013.

About AGY

AGY is a leading global producer of specialty fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets, including the following: aerospace and defense; electronics; and construction, continuous filament mat and industrial markets. Headquartered in Aiken, South Carolina, AGY has a sales office in Lyon, France and two manufacturing facilities in the US, located in Aiken, South Carolina and Huntingdon, Pennsylvania, and a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com, or by email at info@agy.com.

Safe Harbor for Forward Looking and Cautionary Statements

Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; AGY US’s borrowing base sensitivity to precious metals market prices and amount of owned alloy metals; AGY US’s ability to maintain an available minimum $6.25 million borrowing capacity to avoid the triggering of a springing covenant, which would likely result in an event of default under its senior secured revolving facility; AGY US’s ability to satisfy the quarterly minimum Fully Adjusted EBITDA covenant required under its senior secured revolving facility and its master lease agreement relating to allow metals; the Company’s ability to complete a divestiture or alternative exit event on acceptable terms and in a timely manner; currency and interest rate fluctuations; increases in the Company’s leverage; AGY Asia’s ability to satisfy its mandatory term loan repayments obligations, to refinance the working capital loan, and to get a waiver for the breach of the maximum debt-to-assets ratio covenant; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Additional factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, those risk factors listed from time to time in the Company’s filings with the US Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jay Ferguson

AGY Holding Corp.

PH: 803-643-1257

jay.ferguson@agy.com

# # # #

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands except per share amounts)

	2012	2011
Assets

Current assets:
Cash	$3,643	$2,268
Restricted cash	1,166	—
Trade accounts receivables, less allowances of $2,351 and $2,703 at December 31, 2012 and 2011, respectively	17,885	17,572
Inventories, net	27,827	30,795
Deferred tax assets	2,511	3,370
Other current assets	2,389	1,865

Total current assets	55,421	55,870
Property, plant and equipment, and alloy metals, net	137,000	165,052
Intangible assets, net	16,327	17,185
Other assets	1,332	494

TOTAL	$210,080	$238,601

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Deficit

Current liabilities:
Accounts payable	$13,473	$14,627
Accrued liabilities	14,960	11,896
Short-term borrowings	11,580	12,820
Current portion of long-term debt	27,376	27,568

Total current liabilities	67,389	66,911
Long-term debt	214,225	197,000
Pension and other employee benefit plans	9,752	8,434
Deferred tax liabilities	4,302	5,378

Total liabilities	295,668	277,723

Commitments and contingencies
Obligation under put/call for noncontrolling interest	—	—

Shareholder’s deficit:
Common stock, $.01 par value per share; 1,000 shares authorized; 100 shares issued and outstanding at December 31, 2012 and 2011	—	—
Additional paid-in capital	122,508	122,386
Accumulated deficit	(207,288)	(167,085)
Accumulated other comprehensive income	2,479	4,138

Total AGY Holding Corp. shareholder’s deficit	(82,301)	(40,561)
Noncontrolling interest	(3,287)	1,439

Total shareholder’s deficit	(85,588)	(39,122)

TOTAL	$210,080	$238,601

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net sales	$39,625	$42,113	$172,739	$183,653
Cost of goods sold	(37,798)	(39,259)	(152,344)	(171,725)

Gross profit	1,827	2,854	20,395	11,928
Selling, general and administrative expenses	(3,543)	(3,762)	(15,530)	(15,801)
Restructuring charges	(2,736)	(1,413)	(10,733)	(1,370)
Amortization of intangible assets	(251)	(251)	(1,003)	(1,003)
Long-lived assets and trademarks impairment charge	(487)	(37,898)	(14,236)	(37,898)
Other operating (expense) income	(2)	935	(78)	1,120

Loss from operations	(5,192)	(39,535)	(21,185)	(43,024)
Other non-operating (expense) income:
Interest expense	(6,209)	(6,101)	(24,120)	(23,721)
Other (expense) income, net	(5)	32	238	75

Loss before income tax expense	(11,406)	(45,604)	(45,067)	(66,670)
Income tax benefit (expense)	166	(57)	130	(93)

Net loss	(11,240)	(45,661)	(44,937)	(66,763)
Less: Net loss attributable to the noncontrolling interest	377	11,706	4,734	12,240

Net loss attributable to AGY Holding Corp.	$(10,863)	$(33,955)	$(40,203)	$(54,523)

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Comprehensive Loss

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net loss attributable to AGY Holding Corp.	$(10,863)	$(33,955)	$(40,203)	$(54,523)
Pension and other postretirement benefit plans – net of tax of $0	(1,479)	(584)	(1,647)	(669)
Foreign currency translation adjustments	16	351	(12)	2,278

Comprehensive loss attributable to AGY Holding Corp.	(12,326)	(34,188)	(41,862)	(52,914)

Net loss attributable to noncontrolling interest	(377)	(11,706)	(4,734)	(12,240)
Foreign currency translation adjustments	85	91	8	516

Comprehensive loss attributable to noncontrolling interest	(292)	(11,615)	(4,726)	(11,724)

Net loss	(11,240)	(45,661)	(44,937)	(66,763)
Pension and other postretirement benefit plans – net of tax of $0	(1,479)	(584)	(1,647)	(669)
Foreign currency translation adjustments	101	442	(4)	2,794

Comprehensive loss, including portion attributable to noncontrolling interest	$(12,618)	$(45,803)	$(46,588)	$(64,638)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows For the Years

Ended December 31,

(Dollars in thousands)	2012	2011

Cash flows from operating activities:
Net loss	$(44,937)	$(66,763)
Adjustments to reconcile net loss to net cash used in operating activities:
Long-lived assets and trademarks impairment charge	14,236	37,898
Gain from contract termination	—	—
Depreciation	10,031	15,453
Alloy metals depletion, net	7,301	7,310
Amortization of debt issuance costs	958	767
Amortization of intangibles with definite lives	1,003	1,003
Loss (gain) on sale, disposal of assets or exchange of property and equipment and alloy metals	18	(1,285)
Stock compensation	122	199
Deferred income tax (benefit) expense	(218)	—
Changes in assets and liabilities (net of assets acquired):
Trade accounts receivable	(313)	393
Inventories	2,969	464
Other assets	(337)	722
Accounts payable	(1,654)	3,267
Accrued and other liabilities	3,086	652
Pension and other employee benefit plans	(330)	(2,389)

Net cash used in operating activities	(8,065)	(2,309)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(2,559)	(6,064)
Proceeds from the sale of property and equipment and alloy metals	—	6,090
Increase in restricted cash	(2,166)	—

Net cash (used in) provided by investing activities	(4,725)	26

Cash flows from financing activities:
Proceeds from Revolving Credit Facility borrowings	73,569	72,059
Payments of Revolving Credit Facility borrowings	(56,344)	(65,009)
Proceeds from AGY Asia Credit Facility borrowings	—	2,844
Payments on AGY Asia Credit Facility borrowings	(1,519)	(7,529)
Debt issuance costs and other	(1,590)	(1,002)

Net cash provided (used in) by financing activities	14,116	1,363

Effect of exchange rate changes on cash	49	56

Net increase (decrease) in cash	1,375	(864)
Cash, beginning of year	2,268	3,132

Cash, end of year	$3,643	$2,268

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

(Dollars in thousands)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.

The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three and year ended December 31, 2012 is set forth in Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Statement of operations data:
Net loss	$(11,240)	$(45,661)	$(44,937)	$(66,763)
Interest expense	6,209	6,101	24,120	23,721
Income tax (benefit) expense	(166)	57	(130)	93
Depreciation and amortization	2,621	4,330	11,034	16,456

EBITDA	$(2,576)	$(35,173)	$(9,913)	$(26,493)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

EBITDA	$(2,576)	$(35,173)	$(9,913)	$(26,493)
Adjustments to EBITDA:
Alloy depletion charge, net	1,193	779	7,301	7,310
Non-cash compensation charges	28	178	122	199
Impairment of long-lived assets and trademarks	487	37,898	14,236	37,898
Management fees	187	189	758	757
Restructuring charges	2,736	1,413	10,733	1,370
Gain on disposition of assets and others	1	(972)	(271)	(1,284)

Adjusted EBITDA	2,056	4,312	22,966	19,757
Less: Adjusted EBITDA attributable to the noncontrolling interest	(99)	(378)	(1,332)	(1,923)

Adjusted EBITDA attributable to AGY Holding Corp.	$1,957	$3,934	$21,634	$17,834

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$1,727	$3,052	$18,527	$13,347
AGY Asia	230	882	3,107	4,487

	$1,957	$3,934	$21,634	$17,834

EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to (a) net income as a measure of operating performance or (b) cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, capital expenditures and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes that EBITDA provides more comparability between our historical results and our recent results that reflect purchase accounting and changes in our capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance and calculated in the same manner as “Consolidated Cash Flow” under the indenture governing our Notes, which is used by management in calculating our fixed charge coverage ratio under the indenture governing our Notes. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors.

Appendix E.

AGY Holding Corp. and Subsidiaries

Summary Segment information

AGY US Reporting Segment	Three months ended December 31,		Year ended December 31,
($ in millions)	2012	2011	2012	2011

Net Sales	$34.0	$35.5	$146.1	$155.3
Loss from operations	(4.6)	(1.2)	(7.8)	(4.8)
Net loss	(10.0)	(6.6)	(29.2)	(26.0)
Net loss attributable to AGY Holding Corp.	(10.0)	(6.6)	(29.2)	(26.0)
Non-GAAP measures:

EBITDA(1)	(2.3)	1.6	1.6	5.6

Adjusted EBITDA(1)	1.7	3.1	18.5	13.3

Adjusted EBITDA attributable to AGY Holding Corp.(2)	1.7	3.1	18.5	13.3

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	5.0%	8.7%	12.7%	8.6%

AGY Asia Reporting Segment	Three months ended December 31,		Year ended December 31,
($ in millions)	2012	2011	2012	2011

Net Sales	$5.6	$6.6	$26.6	$28.4
Loss from operations	(0.6)	(38.3)	(13.4)	(38.3)
Net loss	(1.3)	(39.0)	(15.8)	(40.9)
Net loss attributable to AGY Holding Corp.	(0.9)	(27.3)	(11.0)	(28.6)
Non-GAAP measures:

EBITDA(1)	(0.3)	(36.7)	(11.5)	(32.1)

Adjusted EBITDA(1)	0.3	1.3	4.4	6.4

Adjusted EBITDA attributable to AGY Holding Corp.(2)	0.2	0.9	3.1	4.5

Adjusted EBITDA margin attributable to AGY Holding Corp.(3)	3.6%	13.6%	11.7%	15.8%

(1)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(2)	Adjusted EBITDA attributable to AGY Holding Corp. excludes the portion of Adjusted EBITDA attributable to the non-controlling interest.
(3)	Adjusted EBITDA margin attributable to AGY Holding Corp. is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp by net sales.